Exhibit 4.6

Technology Cooperation Contract

Project Name: Research Results on the Effects of Tennis Exercise Combined with Guben Yanling Pills on Serum Antioxidant Enzymes and Immune Function in Middle-Aged and Elderly People

Entrusting Party (Party A): Jinggangshan University

Entrusted Party (Party B): Guangzhou Nature Hanhe Pharmaceutical Research Co., Ltd.

Signing Date: May 16, 2025

Signing Location: Ji’an, Jiangxi

Instructions for Completion

1. This contract is a model text of a technology development (entrustment) contract printed by the Ministry of Science and Technology of the People’s Republic of China. Technology contract registration and recognition institutions may recommend parties to technical contracts to refer to and use it.

2. This contract applies to technology development contracts entered into by one party entrusting another party to conduct research and development of new technologies, new products, new processes, new materials, or their systems.

3. If one party to the contract consists of multiple parties, they may be listed as co-entrusting parties or co-entrusted parties separately under the “Entrusting Party” or “Entrusted Party” items (by adding pages) according to their respective roles in the contractual relationship.

4. Matters not covered in this contract may be separately agreed upon by the parties in an attached page, which shall be an integral part of this contract.

5. For clauses that the parties agree not to fill in when using this contract, they shall indicate “None” or similar words in the relevant clause.

Party A, as the overall project unit, entrusts Party B to research and develop the “Research Results on the Effects of Tennis Exercise Combined with Guben Yanling Pills on Serum Antioxidant Enzymes and Immune Function in Middle-Aged and Elderly People”, and shall pay the research and development funds and remuneration. Party B accepts the entrustment and conducts the research and development work. Through equal negotiation and on the basis of truthfully and fully expressing their respective intentions, the two parties have reached the following agreement in accordance with the provisions of the “Civil Code of the People’s Republic of China”, which both parties shall abide by jointly.

Article 1 Requirements for the Research and Development Project of This Contract:

Upon negotiation between the two parties, Party B shall carry out the development work of the “Research Results on the Effects of Tennis Exercise Combined with Guben Yanling Pills on Serum Antioxidant Enzymes and Immune Function in Middle-Aged and Elderly People” in accordance with the task requirements.

In accordance with the above agreement, Party A shall pay the research and development funds in the following manner: The research and development funds and remuneration for this project: Party A shall provide Party B with a total of RMB 210,000.00 (¥210,000.00) for Party B’s technology development work.

1. Payment method and time limit for funds and remuneration (Adopt the following Method 1):

○	Method 1: Lump-sum payment: ¥210,000.00

○	Method 2: Installment payment;

○	Party B shall deliver the invoice to Party A no later than three working days before Party A’s payment, and Party A shall complete the payment after receiving the invoice.

○	Unless otherwise specified in writing, the account stated in the tax-paid invoice delivered by Party B shall be Party B’s receiving account. Party B warrants that the account information is true and accurate; otherwise, all legal consequences such as incorrect payment or failure to pay resulting therefrom shall be borne by Party B alone.

Article 2 Any modification to this contract must be agreed upon by both parties and confirmed in writing. However, under any of the following circumstances, one party may request the other party to modify the rights and obligations under the contract, and the other party shall respond within 7 days; failure to respond within the time limit shall be deemed as consent:

1. During the validity period of this contract, if either party is unable to perform the contract due to war, severe flood, fire, typhoon, earthquake, or other force majeure events agreed upon by both parties, the performance period of the contract shall be extended, and the extension period shall be equivalent to the time affected by the event;

2. At the proposal of either party, this contract may be extended on terms satisfactory to both parties, and negotiations shall be conducted one month before the expiration of this contract.

Article 3 Party B shall deliver the research and development results to Party A in the following manner:

1. Form and quantity of delivery of research and development results:

○	(1) One copy of the “Research Results on the Effects of Tennis Exercise Combined with Guben Yanling Pills on Serum Antioxidant Enzymes and Immune Function in Middle-Aged and Elderly People” that meets the requirements attached hereto; if it fails to meet the requirements, it shall be supplemented and completed within 7 days.

2. Time and location of delivery of research and development results: Party B shall complete the research and development and achieve the expected effects within 300 working days after the signing of the contract.

Article 4 The two parties confirm that the research and development results completed by Party B shall be accepted in accordance with the following standards and methods:

1. The acceptance of the system shall be based on the functions and technical indicators listed in Article 1 of this contract, in accordance with software engineering requirements. On-site testing shall be adopted for acceptance, and Party A shall issue a technical project acceptance certificate.

Article 5 The two parties confirm that any research and development results, relevant intellectual property rights, and software copyrights independently generated by either party in this project shall belong to that party alone, and the results and intellectual property rights jointly developed shall be owned by both parties.

Article 6 Researchers of Party B who complete the research and development of this contract project shall have the right to be indicated as the completers of the technical achievements in relevant technical achievement documents and the right to obtain relevant honorary certificates and rewards.

Article 7 Equipment, instruments, materials, and other property purchased by Party B using the research and development funds in connection with the research and development work shall belong to Party B.

Article 8 The two parties confirm that after delivering the research and development results to Party A, Party B shall, at the request of Party A, provide technical guidance and training to personnel designated by Party A, or provide technical services related to the use of the research and development results.

Article 9 The two parties confirm that if any of the following circumstances occurs, making the performance of this contract unnecessary or impossible, one party may notify the other party to terminate this contract:

1. Due to force majeure or technical risks;

2. Either party breaches the contract or violates relevant laws and regulations;

Article 10 Disputes arising between the two parties in the performance of this contract shall be resolved through negotiation or mediation. If negotiation or mediation fails, it shall be handled in accordance with the following Method 1:

1. Submit to Ji’an Arbitration Commission for arbitration;

2. File a lawsuit with Ji’an People’s Court in accordance with the law.

Article 11 The two parties confirm that the definitions and interpretations of relevant nouns and technical terms involved in this contract and its attached documents are as follows:

1. None.

Article 12 The following technical documents related to the performance of this contract, after being confirmed by both parties, the technical document “Research Results on the Effects of Tennis Exercise Combined with Guben Yanling Pills on Serum Antioxidant Enzymes and Immune Function in Middle-Aged and Elderly People” shall be an integral part of this contract.

Article 13 Other matters agreed upon by the two parties regarding this contract: None.

Article 14 This contract is made in 4 copies, with Party A holding 2 copies and Party B holding 2 copies, all having the same legal effect.

Article 15 This contract shall take effect after being sealed by both parties.

Entrusting Party (Seal): Jinggangshan University

Representative of Entrusting Party (Signature):

Tel: 13766280276

Unified Social Credit Code: 12360000492390024X

Address: No. 28 Xueyuan Road, Qingyuan District, Ji’an City, Jiangxi Province

Signing Date: ______年____月____日

(Seal)

Entrusted Party (Seal): Guangzhou Nature Hanhe Pharmaceutical Research Co., Ltd.

Representative of Entrusted Party (Signature):

Tel:

Unified Social Credit Code: 91440101MA9XT3974X

Address: No. 180, Self-compiled Building 2, No. 191 Yaotianhe Street, Huangpu District, Guangzhou City

Signing Date: ______年____月____日

(Seal)

4